Exhibit 1(c)

                         SCUDDER INTERNATIONAL FUND, INC

                              ARTICLES SUPPLEMENTARY

     SCUDDER INTERNATIONAL FUND, INC., a Maryland corporation having a principal office in New York, New York and having The Corporation Trust Incorporated as its resident agent located at First Maryland Building, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has further classified the one hundred million (100,000,000) shares of the capital stock of the Corporation designated as the "Latin America Fund" series to be redeemable at a price equal to ninety-eight percent (98%) of net asset value per share if such shares have been issued and outstanding on the books of the Corporation for one year or less subject to such exceptions as the Board of Directors may fix by resolution. The foregoing condition of redemption may be revised or eliminated by the Board of Directors from time to time, without filing additional Articles Supplementary, provided the interests of any outstanding shareholders of the Latin America Fund series are not adversely affected.

          SECOND: A description of the Corporation's series, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions for redemptions is set forth in the Amended and Restated Articles of the Corporation and is not changed by these Articles Supplementary, except as set forth above.

          THIRD: The Board of Directors of the Corporation, acting at a duly called meeting held on September 17, 1992, adopted resolutions establishing the condition of redemption as set forth in these Articles Supplementary.

     IN WITNESS WHEREOF, Scudder International Fund, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested by its Secretary, on the 1st day of December, 1992.

                                       SCUDDER INTERNATIONAL FUND, INC.


                                       By /s/ David S. Lee
                                          ----------------------------------
                                          David S. Lee
                                          Vice President

       RECEIVED
  '92 DEC 2 PM 2 37
    STATE DEPT. OF
ASSESSMENTS & TAXATION

                                  Verification

     I, Thomas F. McDonough, Secretary of Scudder International Fund, Inc. (the "Corporation") do hereby verify that I have executed these Articles Supplementary and acknowledge the same to be my act; that adoption of these Articles Supplementary by the Corporation was a valid corporate act; that, to the best of my knowledge, information and belief, the matters and facts set forth herein are true in all material respects; and that this statement is made under the penalties of perjury.



                                       /s/ Thomas F. McDonough
                                       ----------------------------------
                                       Thomas F. McDonough
                                       Secretary

SEAL

                                        2